Exhibit 99

FIRST REGIONAL BANCORP ANNOUNCES ANTICIPATED TAX RECOVERY DUE TO RECENT LEGISLATIVE ACTION; INCREASES LOSS PROVISIONS FOR THIRD QUARTER OF 2009

CENTURY CITY, CALIFORNIA (November 23, 2009) - First Regional Bancorp (NASDAQ-GSM: FRGB) today announced that it expects to recover approximately $13.6 million of taxes paid in prior years due to the recent enactment of House Bill 3548, which includes an extension of the tax net operating loss (NOL) carryback period from two to five years.  The recovery amount is subject to change based on the Company’s final tax calculations for the full year of 2009, but at this time no significant change is anticipated.  Because First Regional currently has a valuation allowance offsetting its NOLs, the amount recovered through the extended carryback will be recorded in earnings and capital in the fourth quarter ending December 31, 2009.  The provisions of the carryback extension do not apply to any bank which has accepted Troubled Asset Relief Program (TARP) funds, but First Regional has not accepted any TARP funds.

H. Anthony Gartshore, President and Chief Executive Officer of First Regional, said: “This change in the tax laws will result in a welcome benefit to our capital during the fourth quarter of 2009.  Based on our balance sheet totals as of September 30, 2009, this tax benefit equates to a gain of approximately $1.15 per share.”

The Company also announced that, in finalizing the Company’s Quarterly Report on Form 10-Q, and in consultation with the Company’s independent auditors, the Company determined to increase its allowance for loan losses as of September 30, 2009 to $70.8 million.  This represents an increase of $13 million from the loan loss allowance previously announced by the Company in its press release of November 12, 2009.

The adjustment to First Regional Bank’s allowance for loan losses represents an increase in the Company’s general valuation allowance.  No adjustment has been made to the specific reserves against problem loans since the Company’s announcement of financial results made on November 12, 2009.

Mr. Gartshore added:  “The Company believes that the bolstering of its general valuation allowance for loan losses represents a prudent and conservative acknowledgment of the current severe and uncertain economic conditions facing the nation.”

As a result of this increase to the Company’s allowance for loan losses as of September 30, 2009, the Company reported an adjusted net loss for the quarter ended September 30, 2009 of $14.6 million, equal to $1.23 per diluted share, compared to the originally reported net loss for the third quarter of $1.6 million, equal to 13 cents per diluted share.  This third quarter loss will be substantially offset by the tax recovery resulting from the carryback of net operating losses during the fourth quarter, as discussed above.

First Regional Bancorp is a bank holding company headquartered in Century City, California.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.